Exhibit 99.1

Steel Connect Reports First Quarter Fiscal 2024 Financial Results

First Quarter 2024 Results

•Net revenue totaled $41.3 million, as compared to $51.4 million in the same period of the prior fiscal year.
•Net income was $4.4 million, as compared to of $5.0 million in the same period of the prior fiscal year.
•Net income attributable to common stockholders was $3.9 million, as compared to $4.4 million in the same period of the prior fiscal year.
•Adjusted EBITDA* was $3.3 million, as compared to $7.3 million in the same period of the prior fiscal year.
•Net cash provided by operating activities was $6.6 million.
•Free Cash Flow* totaled $6.0 million.
•Total debt was $12.3 million; Net Debt* totaled $(264.4) million.

NEW YORK, NY (December 14, 2023) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its first quarter ended October 31, 2023.

Results of Operations

The financial information and discussion that follows below are for the Company's operations. Due to the application of pushdown accounting as a result of the exchange transaction ("Exchange Transaction") on May 1, 2023 with Steel Partners L.P. (“Steel Partners”), the Company’s consolidated financial statements include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which may not be comparable, between the periods presented. References herein to the "three months ended October 31, 2023" or the "first quarter" are for the Successor period, August 1, 2023 through October 31, 2023. References herein to the “three months ended October 31, 2022” or the “prior fiscal year” are for the Predecessor period, August 1, 2022 through October 31, 2022. As it relates to the results of operations, while the Successor period and the Predecessor period are distinct reporting periods, the effects of the change of control for financial statement purposes did not have a material impact on the comparability of our results of operations between the periods, unless otherwise noted related to the impact from pushdown accounting.

	Successor	Predecessor
	Three Months Ended October 31,	Three Months Ended October 31,
	2023	2022
	(in thousands)
Net revenue	$41,341	$51,359
Net income	4,436	4,957
Net income attributable to common stockholders	$3,900	$4,420
Adjusted EBITDA*	$3,311	$7,281
Adjusted EBITDA margin*	8.0%	14.2%
Net cash provided by operating activities	6,583	8,252
Additions to property and equipment	(552)	(548)
Free cash flow*	$6,031	$7,704

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Comparison of the First Quarter Ended October 31, 2023 and 2022

	Successor	Predecessor
	Three Months Ended October 31,	Three Months Ended October 31,
	(unaudited in thousands)
	2023	2022	Fav (Unfav) ($)	% Change
Net revenue	$41,341	$51,359	$(10,018)	(19.5)%
Cost of revenue	(29,866)	(37,094)	7,228	19.5%
Gross profit	11,475	14,265	(2,790)	(19.6)%
Gross profit percentage	27.8%	27.8%	—	—
Selling, general and administrative	(8,795)	(10,386)	1,591	15.3%
Amortization	(875)	—	(875)	(100.0)%
Interest expense	(247)	(826)	579	70.1%
Other gains, net	3,549	3,030	519	17.1%
Total costs and expenses	(36,234)	(45,276)	9,042	20.0%
Income before income taxes	5,107	6,083	(976)	(16.0)%
Income tax expense	(671)	(1,126)	455	40.4%
Net income	$4,436	$4,957	$(521)	(10.5)%

Net Revenue

Net revenue for the first quarter decreased $10.0 million, or 19.5%, as compared to the same period in the prior fiscal year. This decrease in net revenue was primarily driven by lower volumes associated with clients in the computing and consumer electronics markets. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the three months ended October 31, 2023, as compared to the same period in the prior year.

Cost of Revenue

Cost of revenue for the first quarter included materials procured on behalf of our Supply Chain clients of $13.5 million, as compared to $19.3 million for the same period in the prior fiscal year, a decrease of $5.8 million. Total cost of revenue decreased by $7.2 million for the first quarter, as compared to the same period in the prior fiscal year, primarily due to an decrease in material and labor costs as a result of lower revenue. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's cost of revenues for the three months ended October 31, 2023, as compared to the same period in the prior year.

Gross Profit Margin

Gross profit for the first quarter decreased by approximately $2.8 million as compared to the same period in the prior fiscal year, primarily driven by lower sales volume discussed above. The gross profit percentage remained relatively unchanged from the prior period. Fluctuations in foreign currency exchange rates had an insignificant impact on Supply Chain's gross margin for the three months ended October 31, 2023.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses during the first quarter decreased by approximately $1.6 million as compared to the same period in the prior fiscal year.

SG&A expenses for the Supply Chain segment decreased by $0.5 million primarily due to bad debt expense recorded in the same period in the prior fiscal year that did not reoccur in the current year quarter. Corporate-level activity decreased by $1.1 million, primarily due to a decrease in legal and other professional fees. Fluctuations in foreign currency exchange rates did not have a significant impact on selling, general and administrative expenses for the three months ended October 31, 2023.

Amortization Expense

Amortization expense for the first quarter was $0.9 million and was driven by the recognition of intangible assets in connection with the application of pushdown accounting as a result of the Exchange Transaction. As the Exchange Transaction closed on May 1, 2023, there was no activity for the same period in the prior fiscal year.

Interest Expense

Total interest expense during the first quarter decreased $0.6 million as compared to the same period in the prior fiscal year, primarily due to the cessation of the amortization of the discount on the 7.50% Convertible Senior Note due September 1, 2024 (the “SPHG Note”) as of May 1, 2023, the date of the Exchange Transaction.

Other Gains, Net
Other gains, net are primarily composed of investment gains (losses), foreign exchange gains (losses), interest income, and sublease income.
The Company recorded $3.5 million to Other gains, net for the first quarter, primarily due to: (1) $3.2 million interest income on money market funds, (2) $0.4 million net foreign exchange gains, and (3) $0.2 million sublease income, offset partially by $0.4 million net unrealized losses on investments in equity securities.
The Company recorded $3.0 million to Other gains, net, for the same period in the prior fiscal year primarily due to $2.5 million in foreign exchange gains.

Income Tax Expense

During the first quarter, the Company recorded income tax expense of approximately $0.7 million as compared to $1.1 million for the same period in the prior fiscal year. The decrease in income tax expense is primarily due to lower taxable income in foreign jurisdictions, as compared to the prior year.
Net Income

Net income for the first quarter decreased $0.5 million, as compared to the same period in the prior fiscal year. The decrease in net income is primarily due lower gross profit, offset partially by lower operating expenses and non-operating expenses. Refer to above explanations for further details.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the first quarter totaled $0.6 million, or 1.3% of net revenue, as compared to $0.5 million, or 1.1% of net revenue, for the same period in the prior fiscal year.

Adjusted EBITDA

Adjusted EBITDA decreased $4.0 million, or 54.5%, for the first quarter as compared to the same period in the prior fiscal year, primarily due to an increase in interest income of $3.1 million related to new investments in money market funds.

Liquidity and Capital Resources

As of October 31, 2023, the Company had cash and cash equivalents of $276.7 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of October 31, 2023, the fair value of outstanding debt was $12.3 million, which was comprised of $12.9 million principal outstanding on the SPHG Note.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Successor
	October 31, 2023	July 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$276,705	$121,372
Accounts receivable, trade, net	27,974	28,616
Inventories, net	6,756	8,569
Funds held for clients	1,946	2,031
Prepaid expenses and other current assets	4,402	158,686
Total current assets	317,783	319,274
Property and equipment, net	3,724	3,698
Operating lease right-of-use assets	25,997	27,098
Investments	3,443	—
Other intangible assets, net	33,714	34,589
Goodwill	22,785	22,785
Other assets	3,149	3,737
Total assets	$410,595	$411,181

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$24,889	$26,514
Accrued expenses	26,198	26,774
Funds held for clients	1,902	1,949
Current lease obligations	8,680	7,973
Convertible note payable	12,327	—
Other current liabilities	3,902	4,544
Total current liabilities	77,898	67,754
Convertible note payable	—	12,461
Long-term lease obligations	17,818	19,161
Other long-term liabilities	5,475	5,442
Total long-term liabilities	23,293	37,064
Total liabilities	101,191	104,818

Contingently redeemable preferred stock	237,739	237,739

Total stockholders' equity	71,665	68,624
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$410,595	$411,181

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Successor	Predecessor
	Three Months Ended October 31,	Three Months Ended October 31,
	2023	2022
Net revenue	$41,341	$51,359
Cost of revenue	29,866	37,094
Gross profit	11,475	14,265
Operating expenses:
Selling, general and administrative	8,795	10,386
Amortization	875	—
Total operating expenses	9,670	10,386
Operating income	1,805	3,879
Other income (expense):
Interest income	3,219	144
Interest expense	(247)	(826)
Other gains, net	330	2,886
Total other income	3,302	2,204
Income before income taxes	5,107	6,083
Income tax expense	671	1,126
Net income	4,436	4,957
Less: Preferred dividends on Series C redeemable preferred stock	(536)	(537)
Net income attributable to common stockholders	$3,900	$4,420

Net income per common shares - basic	$0.15	$0.69

Net income per common shares - diluted	$0.15	$0.59

Weighted-average number of common shares outstanding - basic	6,199	6,434
Weighted-average number of common shares outstanding - diluted	26,066	8,403

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Successor	Predecessor
	Three months ended October 31,	Three months ended October 31,
	2023	2022
Cash flows from operating activities:
Net income	$4,436	$4,957
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	435	459
Amortization of finite-lived intangible assets	875	—
Amortization of deferred financing costs	—	12
Accretion of debt discount	—	510
Share-based compensation	137	177
Non-cash lease expense	2,197	2,230
Bad debt (recovery) expense	(8)	960
Other gains, net	(330)	(2,885)
Changes in operating assets and liabilities:
Accounts receivable, net	238	3,026
Inventories, net	1,525	(1,077)
Prepaid expenses and other current assets	(367)	(168)
Accounts payable, accrued restructuring and accrued expenses	(1,351)	1,553
Refundable and accrued income taxes, net	312	118
Other assets and liabilities	(1,516)	(1,620)
Net cash provided by operating activities	6,583	8,252
Cash flows from investing activities:
Purchases of investments	(3,890)	—
Proceeds from disposition of securities	154,526	—
Additions of property and equipment	(552)	(548)
Proceeds from the disposition of property and equipment	—	16
Net cash provided by (used in) investing activities	150,084	(532)
Cash flows from financing activities:
Preferred dividend payments	(536)	(537)
Repayments on capital lease obligations	—	(19)
Net cash used in financing activities	(536)	(556)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	(884)	(405)
Net increase in cash, cash equivalents and restricted cash	155,247	6,759
Cash, cash equivalents and restricted cash, beginning of period	123,404	58,045
Cash, cash equivalents and restricted cash, end of period	$278,651	$64,804

Cash and cash equivalents, end of period	$276,705	$59,948
Restricted cash for funds held for clients, end of period	1,946	4,856
Cash, cash equivalents and restricted cash, end of period	$278,651	$64,804

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Successor	Predecessor
	Three Months Ended October 31,	Three Months Ended October 31,
	2023	2022
	(Unaudited)
Net revenue:
Supply Chain	$41,341	$51,359
Total segment net revenue	41,341	51,359
Operating income:
Supply Chain	2,675	5,851
Total segment operating income	2,675	5,851
Corporate-level activity	(870)	(1,972)
Total operating income	1,805	3,879
Total other income, net	3,302	2,204
Income before income taxes	$5,107	$6,083

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Successor	Predecessor
	Three Months Ended October 31,	Three Months Ended October 31,
	2023	2022
Net income	$4,436	$4,957

Interest income	(3,219)	(144)
Interest expense	247	826
Income tax expense	671	1,126
Depreciation	435	459
Amortization	875	—
EBITDA	3,445	7,224

Strategic consulting and other related professional fees	—	648
Executive severance and employee retention	—	(116)
Share-based compensation	137	177
Loss on sale of long-lived assets	—	16
Unrealized foreign exchange (gains), net	(48)	(511)
Other non-cash (gains), net	(223)	(157)
Adjusted EBITDA	$3,311	$7,281

Net revenue	$41,341	$51,359
Adjusted EBITDA margin	8.0%	14.2%

Free Cash Flow Reconciliation:

	Successor	Predecessor
	Three Months Ended October 31,	Three Months Ended October 31,
	2023	2022
Net cash provided by operating activities	$6,583	$8,252
Additions to property and equipment	(552)	(548)
Free cash flow	$6,031	$7,704

Net Debt Reconciliation:

	Successor
	October 31, 2023	July 31, 2023
Total debt, net	$12,327	12,461
Cash and cash equivalents	(276,705)	(121,372)
Net debt	$(264,378)	$(108,911)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (losses) before interest income, interest expense, income tax expense (benefit), depreciation, and amortization. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense (benefit), depreciation, amortization, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash (gains) losses, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises; intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; risks related to the reverse/forward stock split; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on November 8, 2023. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com